UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 10, 2009

MOLSON COORS BREWING COMPANY

(Exact name of registrant as specified in its charter)

Commission File Number: 1-14829

Delaware	84-0178360
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1225 17th Street, Suite 3200, Denver, Colorado 80202

1555 Notre Dame Street East, Montréal, Québec, Canada, H2L 2R5

(Address of principal executive offices, including zip code)

(303) 927-2337/ (514) 521-1786

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01       Entry Into A Material Definitive Agreement.

On October 10, 2009, Molson Coors Brewing Company (the “Company”), through one of its wholly-owned subsidiaries, entered into an agreement to sell its 19.9% interest in Gillett Holdings Ontario Inc. (“Gillett Holdings”), the corporation that owns the Montreal Canadiens professional hockey team, Gillett Entertainment Group  and certain related assets, to Racine Limited Partnership (“Racine”).  The general partner of Racine and one of its limited partners are entities affiliated with Andrew and Geoff Molson who are both members of the board of directors of the Company.  Andrew and Geoff Molson are among the directors of the entity that is the general partner of Racine’s general partner.  Closing of the transaction is subject to the approval by the National Hockey League as well as other customary conditions.  Upon closing of the transaction, the Company will receive net proceeds estimated at approximately $63 million (Cdn) which is equal to the sale price for the Company’s interest reduced by a portion of debt obligations of Gillett Holdings assumed by the buyer.  In connection with the transaction, Racine will guarantee a portion of the Company’s guarantee obligation of the ground lease of the property beneath the Bell Center, the facility in which the Montreal Canadiens play their home games.  In addition, the existing sponsorship agreement between the Company and the Montreal Canadiens remains in place.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOLSON COORS BREWING COMPANY

Date: October 16, 2009	By:	/s/ Samuel D. Walker
Samuel D. Walker, Chief Legal Officer